Exhibit 10.1

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made as of March 18, 2015 (the “Effective Date”) by and between Senju Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan, having an office located at 5-8, Hiranomachi 2-chome, Chuo-ku, Osaka 541-0046, Japan (“Senju”) and Eyenovia, Inc., a corporation organized and existing under the laws of Delaware, having a principal place of business at Rivergate Tower 400 N. Ashley St. Suite 2150 Tampa, FL 33602 (“Eyenovia”) Eyenovia and Senju each individually referred to herein as a “Part” and collectively referred to as the “Parties”.

BACKGROUND

WHEREAS, Eyenovia has acqcired technology, intellectual property and other assets from Corinthian Ophthalmic, Inc related to piezoelectric delivery of ophthalmic medications; and

WHEREAS, Eyenovia has filed certain patent applications and possesses the patent rights defined collectively as Licensed Patent hereinafter as well as Licensed Know-How, relating to the Licensed Product; and

WHEREAS, Senju wishes to obtain a license from Eyenovia to the Licensed Patents and certain Licensed Know-How, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

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EXECUTION VERSION

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated, and the singular shall include the plural, and vice versa, unless specifically indicated otherwise:

1.1      “Affiliate” shall mean any corporation or non-corporate business entity, firm, partnership or other entity that controls, is controlled by, or is under common control with Eyenovia or Senju. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting stock of such entity or any other comparable equity or ownership interest, or (a) in the absence of the ownership of a least fifty percent (50%) of the voting stock of a corporation, or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the corporation whether through the ownership of control of voting securities, by contract or otherwise.

1.2      “Field” shall mean ophthalmology.

1.3      “First Commercial Sale” means the date of the first commercial offer for sale in commercial quantities by Senju of the Licensed Product to any independent third party in each country or area made within in the Territory. For the purpose of clarification, a different First Commercial Sale may exist for each country or area within the Territory.

1.4      “Inventions” shall mean any discovery, invention, improvement, idea, concept, technique, method, process, formula or technology within the Field, whether patentable or not.

1.5     “Licensed Know-How” shall mean any and all information, data, clinical studies, instructions, proprietary information, trade secrets, techniques or materials which are related to the Licensed Product, or which are necessary or useful for the practice of the Licensed Patents, including without limitation, the development of the Licensed Product, obtaining the governmental approval and the manufacture, sale, import and export of the Licensed Product within the Territory. For the purpose of confirmation, Licensed Know-How includes know-how that is necessary for manufacture of the Licensed Product owned and controlled by the Eyenovia as of the Effective Date (“Manufacturing Know-How”).

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1.6      “Licensed Patents” shall mean any and all patents listed in the Exhibit 1 attached hereto including any reissues, divisions, continuations, continuations-in-part, continuing prosecution applications, request for continued examinations, extensions, term restorations, renewals, supplemental protection certificates reissues, re-examinations, and substitutions thereof, and any foreign counter-parts thereof in the Territory that claim the Licensed Product, methods of using for the Licensed Product, methods of making or using the Licensed Product.

1.7      “Licensed Product” shall mean an item which is covered by a Valid Claim of the Licensed Patents, or which incorporates any Licensed Know-How. For the purpose of clarification, there may be multiple Licensed Products.

1.8      “Manufacturing Price” shall mean the costs required for Senju to either manufacture or purchase an individual unit of the Licensed Product under this Agreement, but excluding the cost of any active pharmaceutical ingredient (API) contained in such Licensed Product. Manufacturing Price shall not exceed three United States dollars (USD $3), regardless of what the actual price required for Senju to either manufacture or purchase an individual unit of the Licensed Product was.

1.9      “Net Price” shall mean the amount received by Senju and its Sublicensees, if any, with respect to the sale of an individual unit of any Licensed Product to independent third parties in the Territory, less: (i) all normal and customary deductions of any type or nature (such as rebates, credits and cash, trade and quantity discounts, actually taken); (ii) excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid; (iii) freight, shipping, and other governmental charges and surcharges imposed upon the sale or distribution of the Licensed Product; (i) insurance costs and outbound transportation charges prepaid or allowed; (ii) import and/or export duties and tariffs actually paid; (vi) amounts allowed or credited due to returns or uncollectable amounts; and (vii) Manufacturing Price.

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EXECUTION VERSION

1.10    “Running Royalties” shall have the meaning set forth in Section 6.2.

1.11    “Semi-Annual Period” shall mean either of the six (6) months period commencing April 1st and October 1st and running through, respectively, the following September 30th and March 31st.

1.12    “Sublicense” shall mean a license granted by Senju to a Sublicensee for the right to manufacture, distribute, or otherwise market the Licensed Product in the Field within the Territory.

1.13    “Sublicensee” shall mean a non-affiliate third party granted a license by Senju for the right to manufacture, distribute, or otherwise market the Licensed Product in the Field in the Territory.

1.14    “Valid Claim” shall mean, on a country-by-country basis, a claim of an issued and unexpired patent or a claim of a pending patent application which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction, has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise and has covered used of the Licensed Product or protected the Licensed Product effectively.

1.15    “Territory” shall mean Afghanistan Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China (including Hong Kong, Macao and Taiwan), Cyprus, East Timor India, Indonesia, Japan, Laos, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Pakistan, Philippines, Papua New Guinea, Singapore, Sri Lanka, South Korea, Thailand, Uzbekistan, and Vietnam.

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ARTICLE 2

LICENSE

2.1     Grant

2.1.1   Eyenovia hereby grants to Senju, and Senju accepts, under and using the Licensed Patents and/or Licensed Know-How, an exclusive royalty-bearing license in and to the Licensed Product, in the Field, within the Territory to: (i) Sublicense, develop, make, have made, manufacture, use, import, have imported, market, sell, offer for sale and otherwise exploit and distribute Licensed Product, (ii) practice any method, process or procedure included within the Licensed Patents; and to have any of the foregoing performed on its behalf by a third party. Senju shall notify Eyenovia in advance in writing of the grant of any such Sublicense, which notice shall include the name of Sublicensee(s). Such Sublicenses and the name of all Sublicensee(s) shall be Confidential Information (as defined below) of Senju.

2.1.2   Eyenovia hereby represents that it has the full right and authority to enter into this Agreement, to grant the licenses provided herein and to perform its obligations hereunder. Eyenovia further represents and warrants that neither it, nor any of its Affiliates or subsidiaries, shall assert the rights granted to Senju under this Article 2 in the Territory for the term of this Agreement. Eyenovia additionally represents and warrants that as of the Effective Date it has not licensed the right to import the Licensed Product into the Territory from outside the Territory to a third party, nor will it do so itself or by way of a license to a third party for the term of this Agreement.

2.1.3   Eyenovia retains the right to grant other licenses outside of the Territory and/or the Field; provided, however, that Eyenovia will not, without the written consent of Senju, (i) grant any rights to any other licensees that would allow such licensees to directly or indirectly sell or otherwise provide the Licensed Product to a competitor of Senju, as determined in good faith by Senju, which competitor maintains at least a 15% share of the Japanese ophthalmic product market and imports the Product into, or manufactures, uses, sells or distributes the Product in the Territory, or (ii) enter into an agreement either directly or indirectly by merger, consolidation or otherwise for such competitor to acquire an equity interest or debt instrument of Eyenovia. Any such transaction entered into without the consent of Senju shall be null and void ab initio and of no force or effect.

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2.1.4   Any Invention made to the Licensed Product under this Agreement regardless of the Field made by Senju solely or jointly with a third party as a result of the activities undertaken pursuant to this Agreement shall be Senju’s sole property. Provided, however, that Senju shall assign to Eyenovia -the exclusive ownership rights to such Invention or improvement for any purpose outside the Territory, without any payment of the compensation to Senju, provided that Senju shall have no further obligations regarding such Invention, and Eyenovia shall develop and use the same at its sole discretion, cost, and risk, including patent prosecution and maintenance, and any related litigation. The disposition, use, and ownership of any Invention made to the Licensed Product made as a result of the activities undertaken pursuant to this Agreement, regardless of the Field, made by Senju and Eyenoviajointly shall be discussed in good faith by the Parties as soon as possible after such Invention is made.

2.1.5   For the purpose of confirmation, any Invention or improvement whether patentable or not made by Senju under Section 2.1.4 and the Licensor’s right under the same, shall not affect any Running Royalty rates and Royalty Term set forth in Section 6.2 and 6.3.

2.1.6   In the event that Senju decides, at its sole discretion, not to exercise the rights and licenses granted to it under this Agreement in any particular country of the Territory, and notifies Eyenovia in writing of the same, then Eyenovia shall have the right of first refusal for the return of such rights, in which case this Agreement would terminate in such country pursuant to Section 7.4.4.

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ARTICLE 3

LICENSED KNOW-HOW

3.1      Immediately after the Effective Date, Eyenovia shall provide Senju with any and all Licensed Know-How in its possession or under its control. Further during the term of this Agreement, Eyenovia shall continue to provide any and all additional Licensed Know-How hereafter owned or controlled by Eyenovia after the Effective Date. Licensed Know-How shall include any and all technical information, information and data etc. in possession of or under the control of Eyenovia, which is necessary or useful for the Practice of Licensed Patent and for the activities required by this Agreement.

ARTICLE 4

TRADEMARKS

4.1      Senju shall select the trademarks to be used in connection with the sale and marketing of Licensed Product in the Territory. Senju shall, at its sole discretion, cost, and responsibility, file to obtain necessary registrations of the trademarks in the Territory and thereafter maintain the trademarks in the Territory.

ARTICLES

EXCHANGE OF INFORMATION I REPORTS

5.1      From time to time during the term of this Agreement, each Party shall notify the other Party of any important regulatory advices or instructions which come to either Party’s attention during the term of this Agreement concerning quality, safety, efficacy of the Licensed Product.

5.2      As long as Senju develops and commercializes the Licensed Product in the Territory, Eyenovia and Senju shall exchange the information concerning any findings associated with the use of the Licensed Product that may suggest significant adverse events, hazards, contraindications, side effect or precautions pertinent to the safety of the Licensed Product. The detailed procedure to exchange such information shall be set forth in a memorandum otherwise executed between Eyenovia and Senju.

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ARTICLE 6

PAYMENTS AND REPORTS, LICENSE EXECUTION FEE AND LICENSED PRODUCT SUPPLY

6.l       License Execution Fee, As partial consideration for the rights and licenses conveyed by Eyenovia under this Agreement, Senju shall purchase from Eyenovia Five Million Dollars ($5,000,000 USO) worth of Eyenovia Series A Preferred Stock (the “Eyenovia Shares”) pursuant to a stock purchase agreement to be executed after the Effective Date. For the purpose of clarification and avoidance of doubt, the purchase price above is consideration for both the value of the Eyenovia Shares themselves as well as the rights and license granted under this Agreement.

6.1.1   Clinical Obligations. Senju shall have the sole discretion as to where it chooses to develop and/or commercialize the Licensed Product in the Territory. In the countries of the Territory where it chooses to develop or commercialize the Licensed Product, Senju shall finance all pre-clinical and clinical developments required for regulatory approval, occurring after the Effective Date. For the purpose of clarification, Senju may choose not to develop and/or commercialize the License Products in countries of the Territory. The results of all clinical developments shall be owned solely by Senju, but shall be made available to Eyenovia in a timely manner at the latter’s request. Provided, however, that Eyenovia’s access to and use of such results shall be non-exclusive, and at its sole risk, as Senju make no representations or warranties as to such results.

6.2      Running Royalties. “Running Royalties” shall be payable in USD, as set forth in this Section 6.2:

As additional consideration of the rights and licenses granted to it under this Agreement, on a semi-annual basis, Senju will pay to Licensor five percent (5%) of the Net Price times the number of units of Licensed Product sold by Senju in the Territory during that Semi-Annual Period. For the purpose of clarification, free samples and returned units of License Product shall not generate royalties. Provided, however, that upon the expiration of all Valid Claims covering a Licensed Product, then the above royalty rate shall be thereafter reduced to one percent (1%) only for such Licensed Product.

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6.3       Royalty Term. The obligation of Senju to pay royalties under this Article 4 shall continue during the term of this Agreement set forth in Section 7.1.

6.4       Royalty Reports. After the First Commercial Sale by Senju, its Affiliates or Sublicensees of a Licensed Product for which royalties are payable under this Article 6, Senju shall make semi-annual written reports to Eyenovia within sixty (60) days after the end of each Semi-Annual Period, stating in each such report the number, description, and aggregate Sales Revenue of such Licensed Product sold during the Semi-Annual Period. Simultaneously with the delivery of each such report, Senju shall pay to Eyenovia the royalties, if any, due for the Semi-Annual Period of such report. If no royalties are due, Senju shall so report. Such reports shall be Confidential Information of Senju subject to Article 8 herein.

6.5       Audits. Senju shall maintain, and shall cause its Sublicensees to maintain, complete and accurate records relating to any amounts payable to Eyenovia pursuant to this Agreement, which records shall contain sufficient information to permit Eyenovia to confirm the accuracy of any reports delivered to Eyenovia hereunder. Senju or its Sublicensees shall retain such records for five (5) years following the end of the calendar year to which such records pertain, during which time Eyenovia, or Eyenovia’s appointed agents reasonably acceptable to Senju, shall have the right, at Eyenovia’s expense, to inspect on a confidential basis such records during normal business hours to verify any reports and payments made. In the event that any audit performed under this section reveals an underpayment in excess of five percent (5%), Senju shall bear the full cost of such audit and shall remit any amounts due to Eyenovia within thirty (30) days of receiving notice thereof from Eyenovia. In the event that any audit performed under this section reveals an overpayment in excess of five percent (5%), Eyenovia shall return the overpaid amount to Senju within thirty (30) days of receiving the audit report. If royalty payment obligations are still ongoing, Eyenovia may elect to return the overpayment amount to Senju in the form of a credit towards the next due royalty payment. Senju shall not be required to keep records pursuant to this Article 6 for more than five (5) years from the end of a given calendar year.

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6.6      Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into USD, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

6.7      Wire transfer fee. Wire transfer fees required to pay to Eyenovia for license, milestone and royalty payments shall be borne by Senju.

6.8      Penalty on delayed payment. For undisputed payment obligations, when Senju does not fulfill the payments of the License Execution Fee and/or Running Royalties, Senju shall pay interest at the lesser of an annual rate of ten percent (10%) or the maximum rate allowable by Jaw of the amount due until the payment obligation is fulfilled.

6.9      Based on the current US-Japan Income Tax Convention as of the date of this Agreement, payments due by Senju to Eyenovia shall be free and clear of withholding taxes; provided, however, Eyenovia will, upon the request of Senju, deliver any documentation prescribed by applicable law or reasonably requested by Senju as will enable Senju to determine whether or not Eyenovia is subject to any tax withholding or information reporting requirements, including, but not limited to the delivery of an IRS Form(s) W-8 on behalf of Eyenovia. Senju shall cooperate with Eyenovia to claim exemption from such deductions and withholdings under any double taxation or similar treaty or agreement in force from time to time. Notwithstanding the foregoing, if any applicable law requires the withholding of any tax from any payment to be made by Senju to Eyenovia under this Agreement, Senju shall be entitled to make such withholding and shall timely pay the full amount withheld to the relevant governmental entity in accordance with applicable law. Any and all taxes levied on account of royalties paid or owed from a country or other taxing authority within which provision is made by law or regulation for withholding will be deducted from the applicable payments made by Senju hereunder.

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6.10    Licensed Product Supply. Eyenovia shall, unless otherwise agreed to by the Parties, (1) itself, or (2) through a third party with the prior consent of Senju, manufacture and sell the License Product to Senju for any uses under this Agreement, including commercial sales. The price of any API or Licensed Product obtained by Eyenovia from such a third party must be confirmed and agreed to in advance by Senju. The terms and conditions of such sale (including shipping) would be set forth in a separate supply and quality agreement to be negotiated and agreed to in good faith between the Parties, provided however, (1) Senju has the right to require that Eyenovia use API supplied via Senju for its requirements for its manufacture of such Licensed Product; and (2) Senju would reimburse Eyenovia for its actual costs for API required for the manufacture of such Licensed Product. For the purpose of confirmation, Senju would still have to right to separately manufacture or have the Licensed Product manufactured at its discretion for use under the Agreement.

ARTICLE 7

TERM AND TERMINATION

7.1      Term. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect, on a country-by-country basis, until the latest to occur: (i) the tenth (10th) anniversary of the First Commercial Sale of a Licensed Product in any country or economic area, as applicable, in the Territory; (ii) the expiration of the Licensed Patents on a country-by-country or economic area-by-area basis.

7.2     Termination/or Cause.

7.2.1   By Senju. Senju may terminate this Agreement for Cause. For purposes of this Section, “Cause” shall mean any material breach of any material provision of this Agreement by Eyenovia that is not cured within ninety (90) days after receipt by Eyenovia of written notice thereof from Senju.

7.2.2   By Eyenovia. Eyenovia may terminate this Agreement for Cause. For purposes of this Section, “Cause” shall mean any material breach of any material provision of this Agreement by Senju that is not cured within ninety (90) days after receipt by Senju of written notice thereof from Licensor.

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7.2.3   Termination for Insolvency or Bankruptcy. Either Party may, by written notice, terminate this Agreement with immediate effect if the other Party: (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv), and such proceeding or action remains undismissed or unstayed for a period of more than ninety (90) days.

7.3      Termination With or Without Cause. Senju may terminate this Agreement with or without cause, in its entirety or on a country-by-country basis. upon sixty (60) days written notice.

7.4     Effect of Termination.

7.4.1   Expiration pursuant to Section 7.1. Upon any expiration of this Agreement pursuant to Section 7.1 hereof, the license granted to Senju under Article 2 shall survive such termination but shall convert to an exclusive, fully paid up, irrevocable and perpetual license.

7.4.2   Termination by Serifu pursuant to Section 7.2.1. Upon termination of this Agreement by Senju pursuant to Section 7.2.1, Senju’s license rights in Article 2 shall survive such termination and remain in full force and effect. Any payments previously made to Eyenovia by Senju, based on Section 6.1.1, 6.1.2, and 6.2 prior to termination pursuant to this section shall not be refunded, with the understanding that Senju shall have no further payment obligation to Eyenovia as of the effective date of termination.

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7.4.3   Termination by Eyenovia pursuant to Section 7.2.2. Upon termination of this Agreement by Eyenovia pursuant to Section 7.2.2, (i) Senju’s license rights to Licensed Product and all other rights of Senju hereunder, with exception for any rights granted under Section 2.1.4, shall terminate. Upon termination pursuant to this Section 7.4.3, Senju shall transfer all rights to regulatory approvals pertaining to the Licensed Product to Eyenovia, or to a third party designated by Eyenovia. Senju shall not be entitled to refund or recovery of any development costs associated with the Licensed Product incurred prior to the effective date of termination. Eyenovia shall not refund payments made by Senju to Eyenovia, including the License Execution Fee or Running Royalties which has been paid as of the effective date of termination.

7.4.4  Termination by Senju pursuant to Section 7.3 or Section 2.1.6. Upon termination of this Agreement by Senju pursuant to Section 7.3, Senju shall return the Licensed Know-How to Eyenovia and Senju’s license rights in Article 2, with exception for any rights granted under Section 2.1.4, shall terminate. Upon termination of a particular country of the Territory and the return of the rights therein to Eyenovia pursuant to Section 2.1.6, Senju shall transfer all rights to regulatory approvals pertaining to the Licensed Product in such country to Eyenovia, or to a third party designated by Eyenovia.

7.4.5   Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

7.5       Survival. Article I and Articles 7 throughl3 shall survive expiration or termination of this Agreement.

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ARTICLE 8

CONFIDENTIALITY

8.1      Confidential Information. Except as expressly provided in this Agreement, neither Party shall disclose publically or to any third party, any confidential, proprietary or trade secret information (the “Confidential Information”) received from the other Party hereto, during the term of this Agreement and for five (5) years thereafter. All Confidential Information must be designated as such by disclosing Party in writing at or before the disclosure is made in writing, or within thirty (30) days of such disclosure.

8.2       Permitted Disclosures. Notwithstanding Section 8.1 above, Confidential Information shall not include any of the following information which the receiving Party can demonstrate by competent evidence: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party; or (v) was subsequently disclosed to the receiving Party by a person other than a Party without breach of any legal obligation to the disclosing Party.

8.2.1   In addition, either Party may disclose Confidential Information, including Confidential Information related to the Licensed Product or Licensed Know-How of the other Party (i) to their legal representatives, employees and Affiliates, and legal representatives and employees of Affiliates, consultants and Sublicensees, to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees, consultants and Sublicensees have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; (ii) in connection with the filing and support of patent applications; (iii) to a potential Sublicensee or as reasonably required in the course of a contemplated public offering or private financing; (iv) to a corporate partner; or (v) if disclosure is compelled to be disclosed by a court order or applicable law or regulation, provided that the Party compelled to make such disclosure requests confidential treatment of such information, and provides the other Party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order and discloses only the minimum necessary to comply with the requirement to disclose.

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8.3       Non-Disclosure. The terms of this Agreement shall not be disclosed by Senju or Eyenovia to any third party or be published unless both Parties expressly agree otherwise in writing. However, this restriction shall not apply to announcements required by law or regulation, except that in such event the Parties shall coordinate to the extent possible with respect to the details of any such announcement. This restriction shall not apply to disclosure of this Agreement to certain private third parties, such as the shareholders of either Parties, investment bankers, attorneys and other professional consultants, and prospective investors in either Party. Once a particular disclosure has been approved, further disclosures which do not differ materially therefrom may be made without obtaining any further consent of the other Party.

ARTICLE 9

PATENT RIGHTS AND RESPONSIBILITIES

9.1      Patent Prosecution and Maintenance. Eyenovia shall have the right and obligation to prosecute and maintain the License Patents within the Territory on behalf of Eyenovia and Senju, and any interferences, re-examinations, reissues, and opposition proceeding relating thereto. Senju shall have the initial right and obligation to control the preparation, filing, prosecution and maintenance of any extensions of the Licensed Patents within the Territory on behalf of Eyenovia and Senju, and any interferences, re-examinations, reissues and opposition proceeding relating thereto.

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9.2     Infringement.

9.2.1   In the event that either Party has reason to believe that a third party is infringing or is under a threat of being infringing upon the Licensed Patent, that Party will promptly notify the other Party in writing of such alleged infringement or threat of infringement. If a third party alleges or asserts that one or more claims of the Licensed Patent is invalid, this event shall be deemed to potentially impact the Licensed Product and either Party will promptly notify the other Party in writing of such event.

9.2.2   After notification as set forth above or after Eyenovia otherwise learns of a potential infringement, Eyenovia will investigate such third party infringement and will obtain sufficient facts and information concerning the same in sufficient detail to permit a complete infringement determination to be made. If such third party is infringing the Licensed Patent, Eyenovia will, at its option, and at its own expense and responsibility, stop such infringement. In this regard, Eyenovia will provide Senju with copies of all correspondence relating to its efforts to abate such infringement.

9.2.3   In the event that Eyenovia is unable to terminate such infringement or threaten of infringement within a reasonable period of time, Eyenovia shall have the right, at its sole discretion, and at its sole cost and risk, to commence a patent infringement action against such infringer at its own expense and responsibility and will retain any recovery from such litigation. In this regard, Senju agrees to cooperate with Eyenovia to bring any such suit to a successful conclusion, without any monetary obligation. Eyenovia will consult with Senju throughout the litigation as to its course of action with respect thereto and will not enter into any settlement agreement with any third party without first obtaining the mutual consent of Senju to such settlement agreement. Eyenovia shall retain all recovery from such litigation.

9.2.4   In the event that Eyenovia determines that such third party is infringing the Licensed Patent, but chooses not to commence a patent infringement action against such infringer, Senju shall have the right, at its option, to bring suit at its own expense and responsibility to terminate such infringement. Eyenovia may participate in a lawsuit as a plaintiff, at its option, when it is requested by Senju, and cooperate to carry out execution of litigation at Senju’s expense. Senju shall retain all recovery from such litigation.

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9.2.5   Both Parties shall have the right to be represented in any such action which will affect or impact the Licensed Product by counsel of their own selection and at their own expense. In the event that neither Party chooses to take commence legal action against such infringer, then the price of the Licensed Product purchased by Senju under this Agreement shall be reduced to compensate Senju for any loss in market value for the Licensed Product resulting from such infringement.

9.2.6   If the manufacture, sale or use of the Licensed Product in the Territory pursuant to this Agreement results in a claim, suit or proceeding, or threat of the same, alleging patent infringement against Eyenovia or Senju (collectively, “Infringement Actions”), such Party shall promptly notify the other Party in writing. Eyenovia shall have sole responsibility at its cost to defend such Infringement Actions using attorneys reasonably acceptable to the Senju. Senju may, at its option and cost, join in the defense using its own attorneys selected by the Senju. In any event, Eyenovia agrees to keep the Senju reasonably informed about all material developments in connection with such Infringement Action.

9.2.7   Eyenovia agrees not to settle any Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the Licensed Product, or the manufacture, use, or sale of the Licensed Product within or outside the Territory, without the prior written consent ofSenju.

9.2.8   In the event that Eyenovia or Senju becomes aware of the potential infringement of the patent rights of a third party in the Territory due to Senju’s use of the Licensed Product hereunder, then such Party shall promptly notify the other Party in writing. Thereafter, the Parties shall discuss and evaluate in good faith how to avoid such potential infringement.

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ARTICLE 10

INDEMNIFICATION

10.1    By Senju. Senju agrees to indemnify, hold harmless, and defend Eyenovia, its trustees, officers, employees, and agents (“Eyenovia Indemnitee”), from and against any and all losses, damages, costs, fees, expenses (including attorneys’ fees), fines, penalties and other liabilities resulting from, arising out of, or related to, Senju’s material breach of any of its obligations under this Agreement; provided, however, that Senju shall not be liable for any negligence, intentional wrongdoing on the part of any Eyenovia Indemnitee.

10.2    By Eyenovia. Eyenovia agrees to indemnify, hold harmless, and defend Senju and its directors, officers, employees, agents, and affiliates (the “Senju Indemnitee”), from and against any and all losses, damages, costs, fees, expenses (including attorneys’ fees), fines, penalties and other liabilities resulting from, arising out of, or related to, Eyenovia’s material breach of any of its obligations under this Agreement or Eyenovia’s use of Inventions assigned to it under Section 2.1.4; provided, however, that the Eyenovia shall not be liable for any negligence, intentional wrongdoing on the part of any Senju Indemnitee.

10.3    Procedure. All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification: (i) promptly notifying the indemnifying Party of any claim or liability of which the Party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure; (ii) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying Party’s expense); and (iii) not compromising or settling any claim or liability without prior written consent of the indemnifying Party.

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EXECUTION VERSION

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1    Eyenovia. Eyenovia represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Eyenovia, and therefore it is a legal and valid obligation binding upon Eyenovia and enforceable in accordance with its terms which does not and will not: (a) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which Eyenovia is a party or by which it is bound, nor (b) violate any law, rule or regulation or any order, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over it.; (iii) Eyenovia is the sole and exclusive owner of all right, title and interest in and to the Licensed Patents and the Licensed Know-How; (iv) the Licensed Patents are not invalid or non-enforceable in view of any references currently known to Eyenovia and Eyenovia has filed and prosecuted the patent applications within the Licensed Patent in good faith and compiled with all duties of disclosure with respect thereto; (v) Eyenovia has the right to grant the rights and licenses granted herein; (vi) the Licensed Patents and Licensed Know-How are free and clear of any lien, encumbrance, security interest or restriction on license; (vii) as far as the Eyenovia is aware of at the Effective Date, the practice of the Licensed Patents and use of Licensed Know-How will not infringe intellectual property of third parties; (viii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Licensed Patents or Licensed Know-How, or any portion thereof, inconsistent with the license granted to Senju herein; (ix) as far as the Eyenovia is aware of at the Effective Date, there are or were no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Patents or the Licensed Know-How; (x) that the list of patents and patent applications in Exhibit 1 is a complete and accurate list of all patents and patent applications owned or controlled by Eyenovia that relate to the Field, (xi) to the actual knowledge of Eyenovia, the development, use, offer for sale, sale, marketing, promotion and/or distribution of the Licensed Product by Senju or its Sublicensees in the Territory, will not infringe the proprietary or intellectual property rights of any third party, and (xii) Eyenovia has a good faith belief that the Licensed Patents and Licensed Know-How may be configured into a commercial product .

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EXECUTION VERSION

11.2    Serifu. Senju represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of Japan and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Senju.

ARTICLE 12

ARBITRATION

12.1     All disputes, controversies or differences which may arise between the Parties hereto or for the breach thereof shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce as currently in force by an arbitral tribunal of three (3) arbitrators, and according to the Rules of the ICC, unless the Parties agree to have only one (1) arbitrator before the ICC.. Such arbitration hereunder shall be conducted in the English language and shall be held in Osaka, Japan if the arbitration is requested by Eyenovia, and in New York City, New York, U.S.A., if the arbitration is requested by Senju, unless otherwise agreed to by the Parties. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto. Any decision and/or award of the arbitrators may be entered in any court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. Notwithstanding anything herein to the contrary, the relevant cure periods for breach under this Agreement shall toll while either Party pursues resolution to a dispute through arbitration.

12.2     The prevailing Party may be entitled to reimbursement of reasonable fees and costs, at the discretion of the arbitral tribunal.

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EXECUTION VERSION

ARTICLE 13

GENERAL

13.1    Governing Law. This Agreement shall be governed by and construed m accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

13.2    Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

13.3    Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party. However, either Party shall have the right to assign this Agreement to an Affiliate upon written notice to the non-assigning Party; provided that the assigning Party guarantees the performance of all rights and obligations of this Agreement by such Affiliate, and the Affiliate to whom this Agreement is assigned assumes all rights and obligations of this Agreement according to its terms and conditions, but further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s consent. Any assignment under this Agreement shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement, nor the other Party to any of its rights hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment of this Agreement in contravention of this Section 13.3 shall be null and void.

13.4    Right to Develop Independently. Nothing in this Agreement will impair Senju’s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Licensed Subject Matter or to market and distribute products based on such other intellectual property and technology.

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EXECUTION VERSION

13.5    Notices. Any required notices hereunder shall be given in writing by certified mail or international courier service at the address of each Party set forth below, or to such other address as either Party may indicate on its behalf by written notice.

Ifto Senju:

Senju Pharmaceutical Co., Ltd.

5-8, Hiranomachi 2-chome, Chuo-ku

Osaka 541-0046

JAPAN

Attention: Executive Vice President

Facsimile: +81-6-6226-0406

Email: s-yoshida@senju.co.jp

If to Eyenovia:

Eyenovia, Inc.

Attention: Legal Affairs

Rivergate Tower

400 N. Ashley St. Suite 2150

Tampa, FL 33602

Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

13.6    Force Mqjeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and the non-performing Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

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EXECUTION VERSION

13.7    Compliance with Laws. Each Party shall furnish to the other Party any information related to the subject matter of this Agreement requested or required by that Party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any relevant federal, state and/or government agency.

13.8    LIMITATION OF LIABILITY EXCEPT AS PROVIDED UNDER ARTICLE 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

13.9    Further Assurances. At any time or from time to time on and after the date of this Agreement, Eyenovia shall at the written request of Senju (i) deliver to Senju such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as Senju may reasonably deem necessary or desirable in order for Senju to obtain the full benefits of this Agreement and the transactions contemplated hereby.

13.10  Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

13.11  Waiver. The failure of a Party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

13.12  Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto.

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EXECUTION VERSION

This Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties.

13.13  Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, Eyenovia and Senju have executed this Agreement by their respective duly authorized representatives.

EYENOVIA, INC.		SENJU PHARMACEUTICAL CO., LTD.

(“Eyenovia”)		(“Senju”)

By:	/s/ Tsontcho Ianchulev	By:	/s/ Yukoh oshida
	Name: Tsontcho Ianchulev, MD MPH		Name: Yukoh oshida
	Title: CEO		Title: President
	Date: March 18, 2015		Date: March 18, 2015

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